Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura Wakeley (717) 291-2616
Investor Contact: Jason Weber (717) 327-2394

Fulton Financial Responds to the COVID-19 Pandemic, “It’s Personal”, and Announces First quarter Earnings

(April 21, 2020) – Lancaster, PA – Fulton Financial Corporation (NASDAQ:FULT) (“Fulton” or the “Corporation”) reported net income of $26 million, or $0.16 per diluted share, for the first quarter of 2020.

“The COVID-19 pandemic and unprecedented public health response have created extraordinary personal and societal challenges across our nation and world,” said E. Philip Wenger, Chairman and CEO. “Fulton began to experience the effects of these challenges midway through the first quarter and our financial results reflect these challenges. But, as we have seen before, extreme hardship often gives rise to extraordinary efforts, and we have seen that with respect to the heroic efforts of our health care workers, first responders and countless other citizens on the front lines of essential businesses that are enabling us to ‘Stay Together, Apart.’ We are all very thankful for their selfless efforts, including from our own employees.”
“In this crisis, more than ever before, our Fulton brand – ‘It’s Personal’– reflects our own bias for action, rather than just words, and that is exemplified in how Fulton is dealing with COVID-related challenges. We have undertaken a number of measures to help our employees and their families through this difficult time, both to keep them safe and also to reward them for keeping us open for business so that we can continue to provide essential banking services to our customers and communities. I am extremely proud of the efforts our employees have made. One outstanding example is how I have seen our people rally to support the SBA’s efforts to assist small businesses and their employees with the Paycheck Protection Program of the CARES Act. Our employees worked 24/7 the last two weeks to have the SBA approve $1.7 billion in forgiveable loans that Fulton Bank is making to our small business customers so that those businesses can maintain employees on their payrolls and, hopefully, reopen for business sometime in the not-too-distant future.”
“No one can predict when our communities and nation will again enjoy a sense of normalcy, but I can tell you that Fulton Bank is strong – it is ‘well-capitalized,’ it is liquid, and it stands ready to continue to deploy its considerable resources in support of customers and communities across our footprint as we continue to navigate through these difficult times in the days and months ahead.”

Net Interest Income and Balance Sheet
Net interest income for the first quarter of 2020 was $161 million, an increase of $1 million from the fourth quarter of 2019, driven by interest-earning asset growth, primarily in loans and investment securities. Net interest margin for the first quarter of 2020 decreased to 3.21% from 3.22% in the fourth quarter of 2019.
Total average assets for the first quarter of 2020 were $22.3 billion, an increase of $440 million from the fourth quarter of 2019. Average loans, net of unearned income, of $16.9 billion were consistent with the fourth quarter of 2019.
Average loans and yields, by type, for the first quarter of 2020 in comparison to the fourth quarter of 2019 are summarized in the following table:

	Three Months Ended
	March 31, 2020		December 31, 2019		Growth
	Balance	Yield (1)	Balance	Yield (1)	$	%
	(dollars in thousands)
Average Loans, net of unearned income, by type:
Real estate - commercial mortgage	$6,746,766	4.20%	$6,561,029	4.34%	$185,737	2.8%
Commercial and industrial	4,446,750	4.21%	4,575,133	4.24%	(128,383)	(2.8)%
Real estate - residential mortgage	2,670,019	3.97%	2,606,136	4.00%	63,883	2.5%
Real estate - home equity	1,300,132	4.73%	1,331,088	4.97%	(30,956)	(2.3)%
Real estate - construction	929,529	4.13%	934,556	4.37%	(5,027)	(0.5)%
Consumer	466,415	4.34%	464,606	4.44%	1,809	0.4%
Equipment lease financing	284,566	4.32%	281,451	4.35%	3,115	1.1%
Other	15,890	N/A	14,058	N/A	1,832	13.0%
Total Average Loans, net of unearned income	$16,860,067	4.23%	$16,768,057	4.31%	$92,010	0.5%

(1) Presented on a fully-taxable equivalent basis using a 21% Federal tax rate and statutory interest expense disallowances.

Total average liabilities increased $444 million, from the fourth quarter of 2019 driven by increases in borrowings of $773 million, while average deposits decreased $328 million. Average deposits and interest rates, by type, for the first quarter of 2020 in comparison to the fourth quarter of 2019 are summarized in the following table:

	Three Months Ended
	March 31, 2020		December 31, 2019		Growth
	Balance	Rate	Balance	Rate	$	%
	(dollars in thousands)
Average Deposits, by type:
Noninterest-bearing demand	$4,307,027	—%	$4,324,568	—%	$(17,541)	(0.4)%
Interest-bearing demand	4,649,905	0.49%	4,699,040	0.72%	(49,135)	(1.0)%
Savings and money market deposits	5,127,662	0.56%	5,205,260	0.78%	(77,598)	(1.5)%
Total average demand and savings	14,084,594	0.36%	14,228,868	0.52%	(144,274)	(1.0)%
Brokered deposits	275,359	1.57%	261,689	1.94%	13,670	5.2%
Time deposits	2,761,474	1.84%	2,959,008	1.86%	(197,534)	(6.7)%
Total Average Deposits	$17,121,427	0.62%	$17,449,565	0.77%	$(328,138)	(1.9)%

Asset Quality

Effective January 1, 2020, Fulton adopted Accounting Standards Update 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” referred to as the current expected credit loss model (“CECL”). This accounting standard requires that credit losses for financial assets and off-balance-sheet credit exposures be measured based on expected credit losses, rather than on incurred credit losses as in prior periods. As a result of the adoption of CECL, the allowance for credit losses was increased by $58 million, and retained earnings was decreased by $44 million.
The provision for credit losses for the first quarter of 2020 was $44 million, applying the expected credit losses measurement standard under CECL. The expected credit losses in the first quarter of 2020 were based on forecasted economic assumptions, including the estimated impacts of COVID-19, over the remaining expected lives of financial assets and off-balance-sheet credit exposures.
Non-performing assets were $147 million, or 0.64% of total assets, at March 31, 2020, relatively unchanged from December 31, 2019 and March 31, 2019.
Annualized net charge-offs for the quarter ended March 31, 2020 were 0.26% of total average loans, compared to 0.65% and 0.10% for the quarters ended December 31, 2019 and March 31, 2019, respectively. A $20 million charge-off was recorded for one credit in the fourth quarter of 2019, accounting for most of the difference in this metric for that period in comparison to the first quarter of 2020.

Non-interest Income
Non-interest income in the first quarter of 2020, excluding investment securities gains, was $55 million, relatively unchanged from the fourth quarter of 2019 and an increase of $8 million, or 17%, compared to the first quarter of 2019. Drivers of non-interest income growth in the first quarter of 2020 were mortgage banking and wealth management, offset by decreases in capital markets, consumer card income and merchant and commercial card income compared to the fourth quarter of 2019.
Mortgage banking revenue increased $1 million from the fourth quarter of 2019, reflecting the net result of a $2 million increase in gains on mortgage loan sales, partially offset by a $1 million mortgage servicing rights impairment charge recorded in the first quarter of 2020 as a result of rapidly declining interest rates and related increases in prepayment speeds.

Non-interest Expense
Non-interest expense was $143 million in the first quarter of 2020, an increase of $4 million, or 3%, compared to the fourth quarter of 2019. The increase was driven by salaries and employee benefits, professional fees, and FDIC insurance expense.
Compared to the first quarter of 2019, non-interest expenses increased $5 million, or 3% due primarily to higher salaries and employee benefits, data processing and software and one additional day.

Income Tax Expense
The effective income tax rate for the first quarter of 2020 was 10%, as compared to 13% and 16% for the fourth quarter of 2019 and first quarter of 2019, respectively. The decrease in the effective income tax rate in 2020 was related to a decline in income before income taxes.

Additional information on Fulton is available on the Internet at www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the
Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends," “projects,” the negative of these terms and other comparable terminology. These forward looking statements may include projections of, or guidance on, the Corporation’s future financial performance, expected levels of future expenses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in the Corporation’s business or financial results.
Forward-looking statements are neither historical facts, nor assurance of future performance. Instead, they are based on current beliefs, expectations and assumptions regarding the future of the Corporation’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Corporation’s control, and actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not unduly rely on any of these forward-looking statements. Any forward-looking statement is based only on information currently available and speaks only as of the date when made. The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019 and other current and periodic reports, which have been or will be filed with the Securities and Exchange Commission and are or will be available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov). The Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 will address risks and uncertainties associated with the COVID-19 pandemic.
In addition, the COVID-19 pandemic is having an adverse impact on the Corporation, its customers and the communities it serves. The adverse effect of the COVID-19 pandemic on the

Corporation, its customers and the communities where it operates may adversely affect the Corporation’s business, results of operations and financial condition for an indefinite period of time.

Non-GAAP Financial Measures

The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.